Exhibit 10.28
11190 Biscayne Blvd.
Miami, FL 33181
November 11, 2005
Drug Research Services Sub, Inc.
415 McFarlan Road, Suite 201
Kennett Square, PA 19348
Attention: Dr. Michael Adams, President
     Re: Asset Purchase Agreement
Dear Dr. Adams:
     In connection with our discussions regarding the Earn-Out contained in the Asset Purchase Agreement dated September 6, 2002, by and among SFBC International, Inc. (“SFBC”), SFBC New Drug Services, Inc. and New Drug Services, Inc., as amended on March 13, 2004 (the “Asset Purchase Agreement”), SFBC has agreed to offer Drug Research Services Sub, Inc., the successor to New Drug Services, Inc. the following terms and conditions in connection with the Earn-Out contained in the Asset Purchase Agreement. We each have determined that due to recent changes in the corporate structure of SFBC and its subsidiaries due to the acquisition of PharmaNet and the corresponding changes in operational control of NDS and personnel, it has become a practical impossibility to accurately determine whether the Earn-Out, as originally contemplated in the Asset Purchase Agreement, has been achieved. Therefore, the achievement and calculation of the Earn-Out shall be based upon the terms and conditions set forth herein. If these terms and conditions reflect our discussions and are acceptable to DRSS, please execute a copy of this letter agreement (the “Second Amendment”), and return it to SFBC at the above address. Capitalized terms herein shall have the same meaning ascribed to them as in the Asset Purchase Agreement.
     The Level 1 Earn-Out contained in Section 4.03 (a) of the Asset Purchase Agreement is deleted and replaced with the following: Seller shall be entitled to an Earn-Out of up to $2,000,000 calculated as follows: If Clinical Pharmacology Services (“CPS”), which has been operating as a division of Miami with its stand alone results of operations and other P&L accounting, achieves net pre-tax earnings, on a stand-alone basis, of $1,000,000 or more for the period April 1, 2005 through December 31, 2005, CPS shall be paid an Earn-Out equal to its net pre-tax earnings for the period multiplied by 1.33, less any amounts previously paid for Level 1 Earn-Out. If CPS achieves net pre-tax earnings of less than $1,000,000 for the period, no Earn-Out shall be paid. To the extent CPS is entitled to an Earn-Out, it shall be paid concurrently with the filing of SFBC’s report on Form 10-K for the year ending December 31, 2005.

Drug Research Services Sub, Inc.
November 11, 2005

     With the exception of the advance payments, the Level 2 Earn-Out referenced in Section 4.03 (b) of the Asset Purchase Agreement is deleted.
     Except as otherwise provided herein, the Asset Purchase Agreement is not otherwise amended, and is hereby confirmed and ratified in all respect by the SFBC and DRSS. All payments made to DRSS under the Asset Purchase Agreement, as amended, shall be made subject to applicable withholding requirements as may be required by law. DRSS agrees to indemnify the Company and hold the Company harmless from any and all taxes, penalties, and other assessments that the Company is, or may become, obligated to pay on account of any payments made to DRSS under the Asset Purchase Agreement, as amended.
     This Second Amendment sets forth the entire agreement between the Company and DRSS and supersedes any and all prior and contemporaneous oral and written agreements and understandings between the Company and DRSS concerning its subject matter. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles.
     This Second Amendment may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original, and together one agreement.

Sincerely,

Arnold Hantman
Chief Executive Officer

ACCEPTED AND AGREED TO,
This ___day of November, 2005
Drug Research Services Sub, Inc.

Dr. Michael Adams, President